Exhibit 10.12
CUSTOMER LOCATION: 06817500
AGREEMENT FOR PURCHASE OF POWER
WITH
NORRIS PUBLIC POWER DISTRICT
THIS AGREEMENT made and entered into this 20 day of March, 2006, by and between Norris Public Power District, a public corporation and political subdivision of the State of Nebraska, hereinafter called the “District”, and
E-ENERGY ADAMS
Address: 501 Main, Adams, NE 68301
hereinafter called the “Customer”.
WITNESSETH: The District agrees to sell and to deliver to the Customer, and the Customer agrees to purchase and receive from the District, all of the electric power and energy which the Customer may need at a mutually agreed point on the Customer’s premises located in the Center of Section 17, Township 6 North, Range 8 East, of the 6th Principal Meridian in the, Gage County, Nebraska upon the following terms and conditions:
1. SERVICE CHARACTERISTICS
Service hereunder shall be alternating current, 3 phase, sixty cycles, 277/480 volts and in a capacity of approximately 10,000 kVA.
2. PAYMENT
     a. During the construction phase, the Customer shall pay the District for service hereunder at the rates and upon the terms and conditions set forth in Schedule 6 attached to and made a part of this agreement. After testing and upon start-up of the ethanol plant, the Customer shall pay the District for service at the rates and upon the terms and conditions set forth in Schedule 15 attached to and made a part of this agreement. The conversion to Schedule 15 will occur based on a mutual understanding between the Customer and the District to insure the Customer is placed on the best available rate based on the Customer’s load profile. Not withstanding any provision of Schedule 15; however, and irrespective of the Customer’s requirements, the Customer shall pay the District not less than $30,000.00 per month for service or for having service available hereunder, commencing with the first full billing period.
     b. The initial billing period shall start when Customer begins using electric power and energy, or thirty (30) days after the District notifies the Customer in writing that service is available hereunder, whichever shall occur first.
     c. Bills for service hereunder shall be paid or mailed to the area offices or District office in Beatrice, Nebraska.
     d. The Customer agrees that if, at any time, the rate under which the District purchases electric energy at wholesale is modified, the District may make a corresponding modification in the rate for service hereunder.
     e. This contract is subject to the requirements of Section 70-655, R.R.S., 1943, requiring the District to fix, establish and collect adequate rates and charges which shall be fair, reasonable, nondiscriminatory, and so adjusted from time to time in conformity with the Nebraska State Law.
3. SECURITY REQUIREMENTS

As per the attached projection sheet, your estimated highest monthly bill will be $136,000. To secure this monthly credit amount, the Customer agrees to provide one of the following within six months of the plant start-up:

☐	The Customer shall agree to provide a consumer deposit equal to the estimated highest monthly bill to be held in the District’s Consumer Deposit Fund. The deposit will accrue interest at the District approved rate adjusted annually on January 1st based on the U.S. Government’s five-year Treasury note rate. Interest will be credited to the customer’s bill annually. The deposit will be applied to the final billing and any remaining balance will be returned to the customer.

☑	The Customer shall provide a Letter of Credit from the customer’s bank equal to the estimated highest monthly bill.
In the event that future monthly bills exceed the estimated highest monthly bill used in calculating the initial deposit or Letter of Credit by 20% or more, the District may require the customer to supplement the initial deposit or increase the Letter of Credit by the amount of the increased bill.
4. CONTRIBUTION IN AID OF CONSTRUCTION
The Customer shall make a contribution in aid of construction in the amount of $0.00 due to the investment necessary to make service available. Such payment to be made before construction begins.
5. CONTINUITY OF SERVICE
The District shall use reasonable diligence to provide a constant and uninterrupted supply of electric power and energy; but if such supply shall fail or become defective through an act of God, or the public enemy, or by accident, strikes, labor troubles or by action of the elements, or inability to secure right-of-way, or other permits needed, or for any other necessary cause, the District shall be under no duty to give notice to the Customer prior to such failure or interruption and shall not be liable therefore.
6. TERM
The Agreement shall become effective on the date first above written and shall remain in effect five (5) years following the state of the initial billing period and thereafter until terminated by either party giving to the other six (6) months notice in writing.
7. SUCCESSION
This Agreement shall be binding upon and inure to the benefit of the successors, legal representatives and assigns of the respective parties hereto.
IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by their duly authorized representatives all as of the day and year first above written.

CUSTOMER	NORRIS PUBLIC POWER DISTRICT

/s/ Jack L. Alderman	/s/ Neal F. Niedfeldt

Neal F. Niedfeldt
Assistant General Manager

President

* Title or Officer

*	If other than President, Vice President, Partner or Owner, a power of attorney must accompany contract.

NORRIS PUBLIC POWER DISTRICT	1 of 2
SCHEDULE 6
GENERAL SERVICE
Availability
     Available for commercial, industrial, and farm service, for all uses including lighting, heating, and power, within the District’s service area, where the customer’s peak demand does not exceed an average of 250 kW for the four summer months and does not exceed 400 kW for any single winter month.
Type of Service
     Single-phase or three-phase, 60 cycles at available secondary voltages.

Monthly Rate	Summer	Winter
Customer Charge	$15.50	$15.50

Energy Charge, per kWh
First 1000 kWh	$.0935	$.0790
All additional kWh	.0705	.0545
Fuel and Production Cost Adjustment
     A fuel and production cost adjustment may be applied to all energy used in an amount per kWh equal to the increase or decrease in the District’s cost due to the most recent fuel and production cost adjustment from the District’s power supplier plus an adjustment for system energy losses based on the previous calendar year’s experience.
Minimum Charge
     The minimum monthly charge shall be the highest one of the following charges determined for the customer in question.
1.	The minimum specified in the contract of service

2.	A charge of $1.40 per kVA of installed transformer capacity
Late Charge
     If payment is not received by the due date as indicated on the bill, then 5% will be added to the bill as a late charge.
Summer and Winter Seasons
     The summer rates will apply to customer bills rendered between June 15th and October 15th. The winter rates will apply to the remaining months of the year.
Municipal Agreement Charge
     Where the District has an agreement to pay the municipality a percentage of the customer’s retail revenue, such percentage will be added to each customer’s bill before application of a fuel and production cost adjustment.
In Lieu of Tax Charge
     If a customer resides within the corporate limits of an incorporated town or village, the customer will be charged an additional 5% of the customer’s monthly charge plus or minus any fuel and production cost adjustment, since the District is required to remit this amount to the County in which the customer resides.

NORRIS PPD
SCHEDULE 6	2 of 2
Service Regulations
     The District’s Service Regulations form a part of this Schedule.

Approved: Board of Directors, 12-22-2004	Effective: January 1, 2005

NORRIS PUBLIC POWER DISTRICT	1 of 2
SCHEDULE 15
LARGE POWER — BETWEEN 2,500 — 7,500 kW
Availability
     Available for commercial and industrial service greater than 2500 kVA but less than 7,500 kVA required transformer capacity, for all uses including lighting, heating, and power within the District’s service area.
Type of Service
     Three-phase, 60 cycles, at available secondary voltages, or at the option of the District, available primary voltages.

Monthly Rate	Summer	Winter
Demand Charge, per kW of billing demand	$12.50	$9.15

Energy Charge, per kWh

First 200 kWh per kW billing demand	$.0250	$.0250
Over 200 kWh per kW billing demand	.0210	.0210
Fuel and Production Cost Adjustment
     A fuel and production cost adjustment may be applied to all energy used in an amount per kWh equal to the increase or decrease in the District’s cost due to the most recent fuel and production cost adjustment from the District’s power supplier plus an adjustment for system energy losses based on the previous calendar year’s experience.
Minimum Charge
     The minimum monthly charge shall be the highest one of the following charges as determined for the customer in question.
1.	The minimum charge specified in the contract for service

2.	A charge of $1.40 per kVA of installed transformer capacity
Summer and Winter Seasons
     The summer rates will apply to customer bills rendered between June 15th and October 15th. The winter rates will apply to the remaining months of the year.
Municipal Agreement Charge
     Where the District has an agreement to pay a municipality a percentage of the customer’s retail revenue, such percentage will be added to each customer’s bill before application of a fuel and production cost adjustment.
In Lieu of Tax Charge
     If a customer resides within the corporate limits of an incorporated town or village, the customer will be charged an additional 5% of the customer’s monthly charge plus or minus any fuel and production cost adjustment, since the District is required to remit this amount to the County in which the customer resides.

NORRIS PPD	2 of 2
SCHEDULE 15
Determination of Billing Demand
     The billing demand shall be the greater of the following:
1.	The maximum kilowatt demand established by the customer for any period of 30 consecutive minutes (or, at the District’s option, 15 or 60 consecutive minutes) during the month for which the bill is rendered as indicated or recorded by a demand meter;

2.	Winter season — Sixty percent (60%) of the maximum kilowatt demand established by the customer during any of the four previous summer billing months.

3.	Summer season — Ninty percent (90%) of the maximum kilowatt demand established by the customer during any of the three previous summer billing months.
Primary Service Discount
     Primary service is defined as receiving power under a single voltage transformation from 34.5kV. The customer shall receive a discount of two and one-half (2.5) percent on demand and energy charges. Such discount shall be deducted from each customer’s bill before application of the fuel and production cost adjustment and municipal agreement charge.
Power Factor Adjustment
     Power factor adjustments will be made in the billing demand, when the power factor, as determined by test, at the time of the customer’s maximum use is less than 93%. The measured maximum kW demand will be multiplied by 93 and divided by the customer’s power factor (expressed in percent) determined at the time of the customer’s maximum use.
Service Regulations
     The District’s Service Regulations form a part of this Schedule.

Approved: Board of Directors, 12-22-2004	Effective: January 1, 2005

Norris Public Power District
E-Energy Adams Ethanol — 50,000,000 Gallon Plant
Projected Electric Costs for 2006

								Cents Per kWh	Cents Per kWh
					Primary Service	Gross	Total	Before	Including
	KWH	KW	KW Charge	Energy Charge	Discount	Revenue Tax	Charge	G.R. Tax	G.R. Tax

January	2,943,264	4,300	39,345.00	65,248.54	(2,614.84)	5,098.94	107,077.64	$0.0346	$0.0364
February	2,658,432	4,300	39,345.00	59,267.07	(2,465.30)	4,807.34	100,954.11	$0.0362	$0.0380
March	2,943,264	4,300	39,345.00	65,248.54	(2,614.84)	5,098.94	107,077.64	$0.0346	$0.0364
April	2,848,320	4,300	39,345.00	63,254.72	(2,564.99)	5,001.74	105,036.46	$0.0351	$0.0369
May	3,013,200	4,500	41,175.00	66,877.20	(2,701.31)	5,267.54	110,618.44	$0.0350	$0.0367
June	2,876,400	4,700	58,750.00	64,164.40	(3,072.86)	5,992.08	125,833.62	$0.0417	$0.0437
July	3,162,000	5,000	62,500.00	70,402.00	(3,322.55)	6,478.97	136,058.42	$0.0410	$0.0430
August	3,162,000	5,000	62,500.00	70,402.00	(3,322.55)	6,478.97	136,058.42	$0.0410	$0.0430
September	2,876,400	4,700	58,750.00	64,164.40	(3,072.86)	5,992.08	125,833.62	$0.0417	$0.0437
October	3,013,200	4,500	41,175.00	66,877.20	(2,701.31)	5,267.54	110,618.44	$0.0350	$0.0367
November	2,848,320	4,300	39,345.00	63,254.72	(2,564.99)	5,001.74	105,036.46	$0.0351	$0.0369
December	2,943,264	4,300	39,345.00	65,248.54	(2,614.84)	5,098.94	107,077.64	$0.0346	$0.0364

	35,288,064		$560,920.00	784,409.34	(33,633.23)	65,584.81	1,377,280.92	$0.0372	$0.0390
2006 Rate Schedule 15

KW Charge:

Winter Rate	$9.15
Summer Rate	$12.50

Energy Charge:

First 200 kWh per KW	$0.0250
Over 200 kWh per KW	$0.0210

Primary Service Discount	2.5%

Gross Revenue Tax (G.R. Tax)	5% of Total Charges to be Remitted to the County as Manadated by State Statute